                                                                     EXHIBIT 8.2


                                      ______, 1998
                                                                 (312) 368-4000


Horizon Group, Inc.
5000 Hakes Drive
Norton Shores, Michigan 49441

     Re:  TAX OPINION UNDER SECTION 6.3(e) OF THE MERGER AGREEMENT

Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of: (1) the proposed merger (the "Reincorporation Merger") of Horizon Group, Inc., a Michigan corporation ("Horizon"), with and into Sky Merger, a Maryland corporation ("Sky Merger") and (2) the proposed merger (the "Corporate Merger") of Prime Retail, Inc., a Maryland corporation ("Prime") with and into Sky Merger (the Reincorporation Merger and the Corporate Merger are referred to herein, collectively, as the "Mergers").

     The Reincorporation Merger, the Corporate Merger and all agreements relating to the Reincorporation Merger and the Corporate Merger (the "Agreements") are more fully described in (A) the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-_________), filed by Sky Merger with the Securities and Exchange Commission, as amended (the "Merger Registration Statement"), and (B) the Joint Consent Solicitation Statement/Prospectus/ Information Statement included in the Registration Statement on Form S-4 (File No. 333-__________), filed by Sky Merger and Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership") (the "Partnership Registration Statement"), (the Merger Registration Statement and the Partnership Registration Statement are referred to herein collectively as the "Registration Statements"). All descriptions of the Reincorporation Merger and the Corporate Merger contained in this opinion are qualified in their entirety by the terms of the Agreements. Terms not otherwise defined in this letter shall have the meanings assigned to them in the Agreements and/or the Registration Statements.

     The Reincorporation Merger will be consummated pursuant to: (i) an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, (the "Merger Agreement") by and among Prime, Horizon, Sky Merger, Prime Retail, L.P., a Delaware, limited partnership ("Prime Partnership"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), Horizon Group Properties, Inc., a Maryland corporation ("HGP"), and Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP");
(ii) the Articles of Merger, by and between Horizon and Sky Merger,

Horizon Group, Inc.
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Page 2


entered into in connection with the Merger Agreement (the "Reincorporation Articles of Merger"); and (iii) the Certificate of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Certificate of Merger").

     Pursuant to the Reincorporation Merger, Horizon will be merged, in accordance with the applicable provisions of the Maryland General Corporation Law ("MGCL") and the Michigan Business Corporation Act ("MBCA"), with and into Sky Merger, with Sky Merger as the surviving corporation. The Reincorporation Merger will be voted upon, as required by law, by Horizon shareholders at a special meeting.

     As of the Reincorporation Merger Effective Time, and by virtue of the Reincorporation Merger, each issued and outstanding Sky Merger Common Share held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one Sky Merger Common Share.

     The Corporate Merger will be consummated pursuant to (i) the Merger Agreement, and (ii) the Articles of Merger, by and between Prime and Sky Merger, entered into in connection therewith (the "Corporate Articles of Merger").

     Pursuant to the Corporate Merger, Prime will be merged, in accordance with the applicable provisions of the MGCL, with and into Sky Merger, with Sky Merger as the surviving corporation to be renamed "Prime Retail, Inc." ("New Prime"). The Corporate Merger will be voted upon, as required by law, by Horizon shareholders and Prime shareholders at special meetings.

     As of the Corporate Merger Effective Time, and by virtue of the Corporate
Merger: (i) each outstanding Sky Merger Common Share (other than shares held by Horizon or any subsidiary of Horizon) shall be converted into 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share; (ii) each outstanding Prime Common Share shall be converted into one New Prime Common Share; and (iii) each outstanding Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively.

     You have directed us to assume in preparing this opinion, and our opinion is based on the understanding, that: (i) the Reincorporation Merger and related transactions will be consummated in accordance with the terms, conditions and other provisions of the Agreements; (ii) the

Horizon Group, Inc.
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Corporate Merger and related transactions will be consummated in accordance with the terms, conditions and other provisions of the Agreements, and (iii) all of the information, descriptions, representations and assumptions of a factual nature set forth in this letter, in the Agreements, in the letter to us from Horizon, dated ________, 1998, attached as Exhibit A hereto, the letter to us from Prime, dated _________, 1998, attached as Exhibit B hereto, in the Joint Proxy Statement/Prospectus/Information Statement, and in the Joint Consent Solicitation Statement/Prospectus/Information Statement are accurate and complete and will be accurate and complete at the time of the Reincorporation Merger and the Corporate Merger, respectively (the "Effective Times"). We have not independently verified any factual matters relating to the Reincorporation Merger and/or the Corporate Merger in connection with or apart from our preparation of this opinion, and accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

     In connection with the rendering of this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents (which are authentic), and there has been (or will be as of the Effective Times) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such verification; and

     3. The Mergers will be effective under the respective applicable State laws.

     Based upon our review of the Agreements, the Joint Proxy Statement/ Prospectus/Information Statement, the Joint Consent Solicitation Statement/Prospectus/Information Statement and such other documents as we have deemed necessary and upon representations made to us by Horizon and certain beneficial owners of Horizon Common Shares, we are of the opinion that, assuming the Mergers and all other events occur as contemplated in the Agreements and the Joint Proxy Statement/Prospectus/Information Statement, under the United States federal income tax laws in effect on the date hereof:

          I. the Reincorporation Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Horizon and Sky Merger will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by either Horizon or Sky Merger as a

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     result of the Reincorporation Merger;


          (iii) no gain or loss will be recognized by the shareholders of Horizon upon the exchange of their Horizon Common Shares solely for Sky Merger Common Shares pursuant to the Reincorporation Merger;

          (iv) the tax basis of the Sky Merger Common Shares received by any holder of Horizon Common Shares in exchange for Horizon Common Shares pursuant to the Reincorporation Merger will be the same as the tax basis of such Horizon Common Shares exchanged therefor;

          (v) the holding period for Sky Merger Common Shares received in exchange for Horizon Common Shares pursuant to the Reincorporation Merger will include the period that such Horizon Common Shares were held by the holder;

          (vi) the Corporate Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Prime and Sky Merger will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (vii) no gain or loss will be recognized by Sky Merger as a result of the Corporate Merger;

          (viii) no gain or loss will be recognized by the Horizon Common Shareholders upon the exchange of the Sky Merger Common Shares solely for New Prime Common Shares and New Prime Series B Preferred Shares pursuant to the Corporate Merger;

          (ix) holders of fractional Sky Merger Common Shares shall recognize gain or loss upon the exchange of such fractional shares for cash to the extent such cash is greater than or less than such holder's adjusted tax basis in such fractional shares;

          (x) the aggregate initial tax basis of the New Prime Common Shares and New Prime Series B Shares received by any former Horizon Common Shareholder pursuant to the Corporate Merger will be the same as the adjusted tax basis of the Sky Merger Common Shares exchanged therefor; this aggregate initial tax basis will be allocated to the New Prime Common Shares and New Prime Series B Shares received in proportion to such shares' relative fair market values; and

          (xi)   the holding period for New Prime Common Shares and New Prime
     Series

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     B Preferred Shares received by any former Horizon Common Shareholder pursuant to the Mergers will include the period that such former Horizon Common Shareholder held the Sky Merger Common Shares converted into New Prime Common Shares and New Prime Series B Preferred Shares plus the period that such former Horizon Common Shareholder held the Horizon Common Shares exchanged therefore.

     The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. We do not address any other federal income tax consequences of the Mergers or any other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than the laws of the United States.

     This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

     This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date. In rendering this opinion, we have assumed that there will be no change in the applicable laws of the State of Maryland, the State of Michigan, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

Horizon Group, Inc.
_______________, 1998
Page 6


     This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than Horizon Shareholders in connection with the Mergers, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit 8.2 to the Partnership Registration Statement and the use of our name in the Joint Consent Solicitation Statement/Prospectus/Information Statement under the sections entitled "Federal Income Tax Consequences of the Transactions," "Federal Income Tax Consequences of the Transactions--Entity Classification," "Federal Income Tax Consequences of the Transactions--Qualification of New Prime as a REIT," "Horizon Group Properties, L.P.--Federal Income Tax Consequences," "Horizon Group Properties, L.P.--Federal Income Tax Consequences of Continuing Ownership of HGP LP Common Units," and "Horizon Group Properties, L.P.--Entity Classification." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                              Very truly yours,



                                              RUDNICK & WOLFE

                                      EXHIBIT A
                                 HORIZON GROUP, INC.
                                   5000 HAKES DRIVE
                            NORTON SHORES, MICHIGAN 49441


                                    April 6, 1998


Rudnick & Wolfe                                   Winston & Strawn
203 North LaSalle Street                          35 West Wacker Drive
Suite 1800                                        Chicago, Illinois 60601
Chicago, Illinois  60601

     Re: TAX OPINIONS FOR THE REINCORPORATION MERGER AND THE CORPORATE MERGER - OFFICER'S CERTIFICATE

Ladies and Gentlemen:

     In connection with (A) the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333- ) (the "Merger Registration Statement"), relating to: (1) the proposed merger (the "Reincorporation Merger") of Horizon Group, Inc., a Michigan corporation ("Horizon"), with and into Sky Merger Corp., a Maryland corporation ("Sky Merger"), and (2) the proposed merger (the "Corporate Merger") of Prime Retail, Inc., a Maryland corporation ("Prime") with and into Sky Merger, and
(B) the Joint Consent Solicitation Statement/Prospectus/Information Statement, contained in the Registration Statement on Form S-4 (File No. 333-
    ) (the "Partnership Registration Statement"), relating to the proposed merger (the "Partnership Merger") of Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership") with and into Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), (the Merger Registration Statement and the Partnership Registration Statement are referred to herein collectively as the "Registration Statements"), Rudnick & Wolfe, as special counsel for Horizon and Sky Merger, and Winston & Strawn, as special counsel for Prime, have each been requested to render an opinion concerning certain federal income tax consequences of: (1) the Reincorporation Merger, and (2) the Corporate Merger (the Reincorporation Merger and the Corporate Merger are referred to herein, collectively, as the "Mergers"). Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

     The Reincorporation Merger will be consummated pursuant to: (i) an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, (the "Merger Agreement") by and among Prime, Horizon, Sky Merger, Prime Retail, L.P., a Delaware, limited partnership ("Prime Partnership"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), Horizon Group Properties, Inc., a Maryland corporation ("HGP"), and Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP");
(ii) the Articles of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Articles of Merger"); and (iii) the Certificate of Merger, by and between Horizon and Sky Merger, entered

____________________________, 1998
Page 2


into in connection with the Merger Agreement (the "Reincorporation Certificate of Merger").

     The Corporate Merger will be consummated pursuant to (i) the Merger Agreement, and (ii) the Articles of Merger, by and between Prime and Sky Merger, entered into in connection therewith (the "Corporate Articles of Merger").

     In connection with the issuance of your legal opinions as described above, Horizon, on behalf of itself, Sky Merger, and Horizon Partnership hereby makes the following representations (intending that Rudnick & Wolfe and Winston & Strawn will rely on such representations in rendering their opinions), each of which will be true as of the effective times of the Reincorporation Merger and the Corporate Merger, respectively, and thereafter, where relevant:

     1. The Mergers are being effected for bona fide business reasons as described in the Joint Proxy Statement/Prospectus/Information Statement.

     2. The fair market value of the Sky Merger Common Shares received by each holder of Horizon Common Shares will be equal to the fair market value of the Horizon Common surrendered in the exchange pursuant to the Reincorporation Merger.

     3. The fair market value of the New Prime Common Shares and New Prime Series B Preferred Shares will be equal to the fair market value of the Sky Merger Common Shares converted in the Corporate Merger.

     4. Sky Merger has no plan or intention to reacquire any of the Sky Merger Common Shares to be issued in the Reincorporation Merger.

     5. Sky Merger has no plan or intention to sell or otherwise dispose of any of the assets acquired from Horizon in the Merger except for (i) dispositions made in the ordinary course of business and (ii) transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation
Section 1.368-2(j)(4).

     6. Following the Reincorporation Merger, Sky Merger will continue the historic business of Horizon and will use substantially all of Horizon's historic business assets in a the historic business of Horizon.

     7. Horizon and the shareholders of Horizon will pay their respective expenses incurred in connection with both the Reincorporation Merger and the Corporate Merger, and will not pay the expenses of Sky Merger and/or Prime and/or their respective shareholders, except for those expenses of Sky Merger and/or Prime that are solely and directly related to the

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Page 3

Reincorporation Merger and/or the Corporate Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

     8. Sky Merger and the shareholders of Sky Merger will pay their respective expenses incurred in connection with both the Corporate Merger and the Reincorporation Merger, and will not pay the expenses of Horizon and/or Prime and/or their respective shareholders, except for those expenses of Horizon and/or Prime that are solely and directly related to the Reincorporation Merger and/or the Corporate Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

     9. There is no intercorporate indebtedness existing between: (i) Horizon and Sky Merger; (ii) Horizon and Prime; or (iii) Sky Merger and Prime that was issued, acquired or will be settled at a discount.

     10. Although Horizon is an "investment company," as defined in Code Sections 368(a)(2)(F)(iii) and (iv), Horizon is also a real estate investment trust, as defined in Code Section 856(a), described in Code Section 368(a)(2)(F)(i).

     11. Neither Horizon nor Sky Merger are under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     12. None of the compensation received by any shareholder-employee of Horizon will be separate consideration for, or allocable to, any of his or her Horizon Common Shares or Sky Merger Common Shares. The compensation paid to any shareholder-employee of Horizon will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the Sky Merger Common Shares, New Prime Common Shares or New Prime Series B Preferred Shares received by any shareholder-employee of Horizon will be in exchange for, or in consideration of, services rendered to Horizon or any other entity by such shareholder-employee.

     13. The payment of cash in lieu of fractional shares of New Prime Common Shares and/or New Prime Series B Preferred Shares is solely for the purpose of avoiding the expense and inconvenience to New Prime of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Corporate Merger to holders of Sky Merger Common Shares in lieu of issuing fractional shares of New Prime Common Shares and/or New Prime Series B Preferred Shares will not exceed one percent of the total consideration that will be issued in the Corporate Merger to the holders of Sky Merger Common Shares in exchange therefore. The fractional share interests of each holder of Sky Merger Common Shares will be aggregated, and no holder of Sky Merger Common Shares will receive cash in an amount greater than the value of one share of New Prime Common

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Shares or New Prime Series B Preferred Shares, respectively.

     14. The principal purpose of Sky Merger's assumption of liabilities and/or acquisition of properties subject to liabilities in connection with the Reincorporation Merger is not to avoid federal income tax, and Sky Merger has a valid business purpose for assuming any liabilities and/or acquiring properties subject to liabilities in connection with the Reincorporation Merger.

     15. The principal purpose of Sky Merger's assumption of liabilities and/or acquisition of properties subject to liabilities in connection with the Corporate Merger is not to avoid federal income tax, and Sky Merger has a valid business purpose for assuming any liabilities and/or acquiring properties subject to liabilities in connection with the Corporate Merger.

     16. Horizon has the corporate power and authority to make all of the representations contained herein.

     17. Sky Merger has the corporate power and authority to make all of the representations contained herein.


                                           HORIZON GROUP, INC., a Michigan
                                           corporation


                                           By: _______________________________
                                                Name: ________________________
                                                Its:  ________________________


                                           SKY MERGER CORP., a Maryland
                                           corporation


                                           By: _______________________________
                                                 Name:
                                                 Its:

                                      EXHIBIT B

    [FORM OF OFFICER'S CERTIFICATE REGARDING WINSTON & STRAWN OPINIONS SET
                          FORTH IN EXHIBITS 8.1a AND 8.1b]


                                  PRIME RETAIL, INC.

                                OFFICER'S CERTIFICATE

          Each of Prime Retail, Inc. ("Prime") or New Prime(1), as the case may be, on behalf of itself, its shareholders, Prime Partnership, the Prime Property Partnerships, the Prime Finance Corporations, New Prime Partnership and the affiliates of New Prime and New Prime Partnership, as applicable, hereby certifies and represents to Winston & Strawn as of the date hereof solely for purposes of the legal opinions to be rendered in connection with the transactions contemplated by the Joint Proxy Statement/Prospectus/ Information Statement (the "Joint Proxy") and the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc., Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of February 1, 1998 (the "Merger Agreement") as follows:


1. The undersigned, C. Alan Schroeder, is the duly qualified and elected Senior Vice President-General Counsel and Secretary of Prime Retail, Inc., a Maryland corporation ("Prime"), and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such certifications and representations for Prime, its shareholders, Prime Partnership, the Prime Property Partnerships, the Prime Finance Corporations and its other affiliates (collectively, one or more of such persons are the "Prime Affiliates"). Further, the undersigned, C. Alan Schroeder, will be the duly qualified and elected Senior Vice President-General Counsel and Secretary of New Prime, a Maryland corporation, and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such representations for New Prime, its shareholders, New Prime Partnership and its other affiliates after the closing (collectively, one or more of such persons are the "New Prime Affiliates").

2. The fair market value of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, will equal the fair market value of the Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares surrendered in such exchange.

---------------
(1) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Joint Proxy.

       The aggregate fair market value of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for the Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares will represent in excess of fifty percent of the sum of (i) the aggregate fair market value of such New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received, plus (ii) the aggregate cash distributed to Prime Shareholders pursuant to the Prime Special Distribution.

3. There is no plan or intention by Prime Shareholders who own one percent or more of the Prime Shares, and to the best of the knowledge of the management of Prime, there is no plan or intention on the part of the remaining Prime Shareholders or Sky Merger shareholders to sell, exchange or otherwise dispose of a number of New Prime Shares received in the Corporate Merger that would reduce either the Prime Shareholders' or Sky Merger shareholders' ownership of New Prime Shares to a number of shares having a fair market value, as of the date of the Corporate Merger, of less than fifty percent of the fair market value of all of the formerly outstanding stock of Prime as of the same date. For purposes of this representation, Prime Series A Preferred Shares surrendered by dissenters and Sky Merger Common Shares exchanged for cash in lieu of fractional New Prime Shares will be treated as outstanding Prime Series A Preferred Shares and Sky Merger shares, respectively, on the Closing. Moreover, Prime Shares and New Prime Shares held by Prime Shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Closing will be considered in making this representation.

4. New Prime has no plan or intention to reacquire any of its stock issued in the Corporate Merger.

5. [EXCEPT TO THE EXTENT DESCRIBED IN SCHEDULE I ATTACHED HERETO,] New Prime has no plan or intention to sell or otherwise dispose of any of the assets of Prime acquired in the Corporate Merger, except for dispositions made in the ordinary course of business or asset transfers to corporations controlled by New Prime, as described in Code section 368(a)(2)(C).

6. The liabilities of Prime or the Prime Affiliates assumed by New Prime and the liabilities to which the transferred assets of Prime are subject were incurred by Prime or the Prime Affiliates in the ordinary course of their businesses.

7. Following the Corporate Merger, New Prime will continue the historic business of Prime and use a significant portion of Prime's historic business assets in a business.

8. Prime, each of the Prime Affiliates, and to the best of the knowledge of Prime management, New Prime, Sky Merger, and each Sky Merger shareholders will each pay their own respective expenses, if any, incurred in connection with the Corporate Merger.

9. There is no intercorporate indebtedness existing between Prime and either Horizon or Sky Merger that was issued, acquired or will be settled, at a discount.

10. Neither Prime, any Prime Affiliate, Sky Merger, Horizon or any affiliate of Sky Merger or Horizon is under the jurisdiction of a court in a title 11 case, a receivership, foreclosure or similar proceeding under federal or state law for purposes of Code section 368(a)(3)(A).

11. The aggregate fair market value of the assets of Prime transferred to the New Prime equals or exceeds the sum of the liabilities assumed by New Prime plus the amount of liabilities, if any, to which the transferred assets are subject.

12. Prior to and in connection with the Corporate Merger, Prime (a) neither made nor declared any distributions to its shareholders, except for the Prime Special Distribution, and (b) did not redeem any Prime Shares.

13. Prior to and in connection with the Corporate Merger, no person related to Prime purchased any Prime Shares for purposes of Temporary Treasury Regulations section 1.368-1T(e).

14. Rudnick & Wolfe's opinions as to (i) the qualification of the Reincorporation Merger as a valid Code section 368(a) reorganization and
       (ii) the status of each of Horizon as a REIT and Horizon Partnership and each subsidiary of Horizon Partnership, formed under relevant state law as a partnership, joint venture or limited liability company, as a partnership for federal income tax purposes are true and correct, and Winston & Strawn may rely upon these Rudnick & Wolfe opinions.

15. Prime has operated in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, Prime's Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate.

16. New Prime intends to operate in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, New Prime's Article of Incorporation and Bylaws, and in the manner described in the Joint Proxy and this Certificate.

17. Prime Partnership has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act, all other applicable laws of the State of Delaware, the Second Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P. (the "Partnership Agreement"), and in the manner described in the Joint Proxy and this Certificate. Each of the Prime Property Partnerships has operated, and intends to continue to operate, in accordance with the applicable laws of the State in which it was formed, its respective partnership agreement, and in the manner described in the

       Joint Proxy and this Certificate. Prime Retail Finance Limited Partnership (the "Finance Partnership") has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act, all other applicable laws of the State of Delaware, and its partnership agreements and in the manner described in the Joint Proxy and this Certificate. The Partnership Agreement and the partnership agreements for each of the Prime Property Partnerships and the Finance Partnership have been duly executed.

18. Prime Retail Service, Inc. (the "Services Corporation") a Maryland corporation, has operated, and intends to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, the Services Corporation's Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Neither Prime, New Prime nor Prime Partnership has at any time owned or will own any voting stock in the Services Corporation, and a majority of Prime's directors and New Prime's directors could not, and will not be able to, vote for or elect the directors of the Services Corporation. Furthermore, a majority of Prime's directors and New Prime's directors are not, and are not expected to be in the future, directors, officers, shareholders or employees of the Services Corporation. The sale, transfer or other disposition of the common stock of the Services Corporation by the holders thereof is not subject to any restrictions. Prime Retail Services Limited Partnership (the "Services Partnership") has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act and all other applicable laws of the State of Delaware, its Agreement of Limited Partnership, and in the manner described in the Joint Proxy and this Certificate. The Services Partnership currently performs, and in the future will perform, only the activities of (i) selling coupon books which provide (a) discounts for merchandise offered by tenants at properties owned by Prime, New Prime, Prime Partnership or any Prime Property Partnership and (b) discounts at area attractions; (ii) operating informational booths at such properties; (iii) selling and renting miscellaneous items at the informational booths to shoppers at such properties; (iv) providing miscellaneous services at the informational booths to shoppers at such properties; and (v) renting "push carts" to various venders for use in common areas at such properties. The Services Partnership will perform only activities and services with respect to properties owned by New Prime, Prime Partnership or any Prime Property Partnership and only such activities and services which a real estate investment trust ("REIT") could perform without causing amounts received from such properties to be treated as other than "rents from real property" within the meaning of Code section 856(d). The Services Partnership has no plan or intention to perform any activities or services other than those identified in clauses (i) through (v) of this paragraph.

19. Prime Retail Finance, Inc. ("Finance"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance II, Inc. ("Finance II"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance III, Inc. ("Finance III"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Prime Retail Finance IV, Inc. ("Finance IV"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, its Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. At all times since the formation of Finance, Finance II, Finance III, and Finance IV, Prime has owned 100% of their outstanding stock (both voting and nonvoting).

20. Prime Partnership, each Prime Property Partnership, the Finance Partnership and the Services Partnership were formed, have been operated, and intend to continue to operate, in reasonable anticipation of making an economic profit, not taking into account any federal income tax benefits. The respective general partner of each of these partnerships acts for its own account and not as an agent or dummy of the limited partners. None of the partnership interests in Prime Partnership, any Prime Property Partnership, the Finance Partnership or the Services Partnership (i) are currently traded or will be traded on any securities exchange or any local or over-the-counter market (or other interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers) or (ii) are registered or will be registered under the Securities Act of 1933 (other than Prime Partnership Units). At no time will there be more than 500 partners in each of Prime Partnership, each Prime Property Partnership formed prior to January 1, 1996, the Finance Partnership and the Services Partnership (determined by treating each person who indirectly owns an interest in Prime Units through a partnership, grantor trust or S corporation as a separate partner). At no time will there be more than 100 partners in each Prime Property Partnership formed after December 31, 1995. None of Prime Partnership, any Prime Property Partnership, the Finance Partnership and the Services Partnership have ever received any formal or informal notice from the Internal Revenue Service (the "Service") indicating that an examination is underway or will be made.

21. For all taxable years ending after the Closing Date, at least 90% of the gross income derived by Prime Partnership shall consist only of amounts from the following sources: (A) interest, (B) dividends, (C) real property rents, (D) gain from the sale or other disposition of real property (including property described in section 1221(1)), (E) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), or the marketing of any mineral or natural resource (including fertilizer, geothermal energy and timber) or (F) any gain from the sale or disposition of a capital asset (or property described in section 1231(b)) held for the production of income described in (A)-(E) of this paragraph.

22. Since its formation, Prime has regularly computed its income in keeping its books on the basis of a calendar year, and, accordingly, has adopted and used the calendar year as its taxable year for federal income tax purposes. Prime made the election specified in Code section 856(c) to be a REIT, effective for its taxable year ending December 31, 1994. Such election was made and filed with its federal income tax return for the taxable year ending December 31, 1994, and such return was properly filed with the Service on or before the due date thereof (taking into account any extensions that may have been granted).

23. For each of its taxable years, Prime and the New Prime expect that, and intend to take all measures within their control (including without limitation monitoring and enforcing all restrictions of stock ownership contained in New Prime's Articles of Incorporation), to ensure that, (A) the beneficial ownership of Prime and New Prime has been and will be held at all times by 100 or more persons as required by Code section 856(a)(5) and, (B) at no time during the last half of any taxable year after the first taxable year for which the REIT election was made, has or will more than 50% in value of Prime's or New Prime's outstanding stock be owned, directly or indirectly (taking into account the constructive ownership rules of Code section 856(h)) by or for five or fewer individuals. As of the date hereof, Prime is not aware of any facts or circumstances that would indicate requirements (A) and (B) of this paragraph have not been satisfied. To the best of Prime's knowledge, no individual shareholder owns directly or indirectly more than 9.9% of the value of Prime's outstanding stock.

24. Prime at all times has been, and the New Prime intends to be, managed by one or more directors or trustees, and the beneficial ownership of Prime has been, and the beneficial ownership of New Prime will be, evidenced by transferable shares. With the exception of restrictions imposed by Prime's Amended and Restated Articles of Incorporation, as amended, [AND] the terms of the 1994 and 1995 Stock Incentive Plans for certain employees and directors [AND RECENT EMPLOYMENT OR OTHER AGREEMENTS], there are no restrictions on the transfer of Prime's shares. Further, with the exception of certain restrictions imposed by the New Prime's Articles of Incorporation, there will be no restrictions on the transfer of New Prime Shares.

25. Prime has prepared an analysis for Winston & Strawn demonstrating its compliance with the 95% and 75% gross income tests of Code section 856(c) for its taxable years ending December 31, 1994, December 31,
       1995, December 31, 1996, December 31, 1997, and for the short period taxable year from January 1, 1998 to the Closing Date (the "Short Period Year"). Such analysis accurately shows the amounts and types of income received by Prime, Prime Partnership, each Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV for such taxable years. Prime does not anticipate earning in the current taxable year or future taxable years significant gross income of any type not reflected in this analysis. Furthermore, Prime does not anticipate that the percentage for various categories designated in the analysis as "Bad Income" taken as a percentage of the total revenues expected to be earned by Prime or Prime Partnership will increase materially for the taxable year ending December 31, 1998 or any taxable year thereafter as compared to 1994, 1995, 1996, 1997 and the Short Period Year.

26. New Prime has prepared an analysis for Winston & Strawn demonstrating its projected compliance with the 95% and 75% gross income tests of Code section 856(c) for its taxable years ending December 31, 1998 and December 31, 1999. Such analysis projects the amounts and types of income to be received by New Prime, Prime Partnership, each Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV for such taxable years. New Prime does not anticipate earning in the current taxable year or future taxable years significant gross income of any type not reflected in this analysis. Furthermore, New Prime does not anticipate that the percentage for various categories designated in the analysis as "Bad Income" taken as a percentage of the total revenues expected to be earned by New Prime or Prime Partnership will increase materially for the taxable year ending December 31, 1998 or any taxable year thereafter as compared to the total revenues earned by Prime or Prime Partnership in 1994, 1995, 1996, 1997 and the Short Period Year.

27. At least 95% of the gross income derived by Prime and Prime Partnership for taxable years 1994, 1995, 1996, 1997 and the Short Period Year has consisted of amounts derived by Prime and Prime Partnership from the following sources:

       (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 30 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 31 below), (ii) any amount described in Code section 856(d)(2)(A) (discussed in paragraph 29 below) and (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 32 below;

       (B) gain realized upon the sale or other disposition of stock, securities and real property which is not inventory or other property held for sale to customers in the ordinary course of business;

       (C) interest, but excluding (i) interest determined in whole or in part on the income or profits of any person, and
               (ii) in the case of interest paid by any partnership in which Prime or Prime Partnership has an interest, the portion of the interest attributable to such ownership interest;

       (D)     dividends;

       (E)     abatements and refunds of real property taxes;

       (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

       (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property); and

       (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6).

       For purposes of this representation and all other representations relating to the gross income of Prime or Prime Partnership, each has been treated as receiving a pro rata share, based on its capital interest within the meaning of Treasury Regulations section 1.856-3(g), of all gross income derived by any partnership in which it is a partner. Additionally, for purposes of this representation, all gross income received by Finance, Finance II, Finance III, Finance IV or any other subsidiary in which at all times Prime has owned 100% of its outstanding stock, shall be treated as income of Prime. New Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and all future taxable years, at least 95% of their gross incomes will be derived from the sources listed in clauses (A) through (H) of this paragraph.

28. At least 75% of the gross income derived by Prime and Prime Partnership for taxable years 1994, 1995, 1996, 1997 and the Short Period Year has consisted of amounts derived by Prime and Prime Partnership from the following sources:

       (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by Prime, Prime Partnership, any Prime Property Partnership, Finance, Finance II, Finance III or Finance IV after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 30 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 31 below), (ii) any amount described in Code section 856(d)(2)(A) (which is discussed in paragraph 29 below) and (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 32 below;

       (B) interest on obligations secured by mortgages on real property or interests in real property, but excluding (i) interest determined in whole or in part based on the profits or income of any person and (ii) in the case of interest paid by any partnership in which Prime or Prime Partnership has an interest, the portion of the interest attributable to such ownership interest;

       (C) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property which is held as inventory or for sale to customers in the ordinary course of business;

       (D) dividends or other distributions on, and gain, other than gain from a prohibited transaction within the meaning of Code section 857(b)(6), from the sale or disposition of transferable shares in other REITs;

       (E)     abatements and refunds of real property taxes;

       (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

       (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property);

       (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6); and

       (I) "qualified temporary investment income" as defined in Code section 856(c)(6)(D).

       New Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and all future taxable years, at least 75% of their gross incomes will be derived from the sources listed in clauses (A) through (I) of this paragraph.

29. No amounts previously paid or payable (except for a de minimis amount representing no more than .25% of Prime's or Prime Partnership's annual gross income) to Prime, Prime Partnership, any Prime Property

       Partnership, the Finance Partnership, the Services Partnership, Finance, Finance II, Finance III or Finance IV in connection with the rental of property depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such property (except that such amounts may be based on a fixed percentage or percentages of receipts or sales). Neither New Prime, Prime Partnership, any Property Partnership, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III, nor Finance IV expects to enter into any lease agreement or other arrangement in connection with the rental of property under which amounts will be paid based in whole or in part on the income or profits derived by the tenant under such lease or arrangement, and each intends to take all measures within its control to ensure that no such amounts are received. As to each lease under which the tenant pays rent based upon a fixed percentage of sales or receipts, the rental provisions conform with normal business practice (taking into account the lease itself and the surrounding circumstances) and are not used as means to base the rent paid on the income or profits of the ultimate tenant.

30. Other than with respect to certain rents received by the Services Partnership from push cart vendors, which rents are less than .25% of the annual gross income of Prime's or Prime Partnership's gross income,
       (A) less than 15% of the rent received from each of the properties has been, and is expected to be while in New Prime's possession, attributable to personal property (determined by the ratio of adjusted basis of the personal property subject to a lease to the total adjusted basis of all property subject to that lease); and (B) all personal property contained in the properties leased by Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance,
       Finance II, Finance III or Finance IV has been, and is anticipated to be while in New Prime's possession, leased under or in connection with the lease of real property.

31. No gross rental income received by Prime, New Prime or Prime Partnership has been, or is expected to be, received or accrued directly or indirectly from any person in which Prime or New Prime owns
       (A) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock, or (B) in the case of an entity other than a corporation, an interest in 10% or more of the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code section 318 as modified by Code section 856(d)(5).

32. Neither Prime, New Prime, Prime Partnership, any Property Partnership, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III nor Finance IV has provided, or intends to provide, to any tenants of the properties any services that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant. Based upon its experience and that of its affiliates in the various geographic markets in which the properties are located, Prime and New Prime expect that all services previously provided or that will be provided to tenants of the properties directly by Prime, New Prime, Prime Partnership, the Prime Property Partnerships, the Services

       Partnership, the Finance Partnership, Finance, Finance II, Finance III or Finance IV will be considered usually or customarily rendered in connection with the rental of space of the type rented for occupancy in the market in which the property is located. In the event that New Prime, Prime Partnership, any Prime Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV decide in the future to provide any services to the tenants which would not be customary as described above, all such services will be performed by an "independent contractor" within the meaning of Code section 856(d)(3) from whom New Prime, Prime Partnership, the Prime Property Partnerships, the Services Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV derive no income. All independent contractors have received and are expected to receive in the future reasonable compensation for services rendered, and such compensation has been, or will be, established after arm's-length negotiations. For purposes of this representation, Prime has assumed that if and to the extent there is either (A) "concierge services," (B) parking garage or parking lot facilities where there are attendants present or other paid parking services or (C) construction or "build-out" services (other than supervision of contractors), such services have not been treated as customary within the meaning of this paragraph; and both Prime and New Prime intend such services to be performed by independent contractors within the meaning of Code section 856(d)(3).

33. If Prime, New Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III or Finance IV engage in real estate activities which involve the sale or other disposition of property held primarily for sale to customers in the ordinary course of business and which constitute prohibited transactions as defined in Code section 857(b)(6), such activities will be conducted through one or more special purpose corporations in which Prime Partnership has or will have a nonvoting stock interest. Prime has taken, and New Prime will take, all necessary measures to ensure that the stock interest owned by Prime Partnership in any such corporation will not exceed 10% of the voting securities of such corporation and that the value of the stock interest will not exceed 5% of the value of Prime's total gross assets.

34. Prime, New Prime, Prime Partnership, the Prime Property Partnerships, the Finance Partnership, Finance, Finance II, Finance III and Finance IV have derived, and intend to derive, amounts with respect to interest on obligations secured by mortgages on real property described above in paragraph 28(B) where the mortgages also cover property in addition to real property only if the loan value of the real property is at least equal to 75% of the amount of the loan.

35. Prime Partnership has received fees in consideration of the performance of management and administration services with respect to properties that are not owned entirely by Prime Partnership. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) is treated by Prime as not qualifying under the 75% and 95% gross income tests of Code section 856(c) for the purpose of the representations made herein. Prime Partnership may also receive other types of income with respect to the properties it owns that do not qualify for the 75% and 95% gross income tests. New Prime and Prime Partnership intend to take all measures within their control to ensure that the aggregate amount of such fees and Bad Income in any taxable year will not cause New Prime to exceed the limits on nonqualifying income under the 75% or 95% gross income tests.

36. For their 1994, 1995, 1996 and 1997 taxable years, less than 30% of the gross incomes of Prime and Prime Partnership was derived from the sale or other disposition of the following: (A) stock or securities held for less than one year; (B) property in a transaction which is a "prohibited transaction" within the meaning of Code section 856(c)(4)(B); and (C) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of Code section 1033 or property which constitutes "foreclosure property" within the meaning of Code section 856(e). Prime understands that an interest rate swap or cap agreement which Prime uses to hedge any variable rate indebtedness used to carry real property constitutes a security for this 30% test. Prime and Prime Partnership intend to take all measures within their control to ensure that for the current taxable year and any future taxable year less than 30% of their gross incomes will be derived from the sources described in clauses (A),
       (B) and (C) of this paragraph.

37. Within two years of any acquisition by Prime, New Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III or Finance IV of property through "foreclosure" (within the meaning of Code section 856(e) including space reacquired by dispossessing defaulted tenants) or within such additional period as Prime or New Prime may obtain by extension from the Service, Prime, New Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III or Finance IV, as the case may be, has sold the property, or intends to take such action necessary to ensure that the property is sold, or take such other actions as are necessary to ensure that income derived from such property will not cause Prime or New Prime to fail the gross income tests set forth in Code section 856(c). With respect to any foreclosure property, neither New Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III nor Finance IV intends (i) to enter into any lease which will result in income not qualifying under the gross income tests of Code section 856(c); (ii) to cause construction to take place on such property unless such construction involves the completion of a building or other improvement where more than 10% of the construction of such building was completed before default became imminent; and (iii) within 90 days of acquisition of any foreclosure property, to use such property in a trade or business, other than through an independent contractor as defined in Code section 856(d)(3) from whom New Prime and Prime Partnership derive or receive no income.

38. Prime has properly reported and paid the appropriate tax on income from prohibited transactions, if any, within the meaning of Code section 857(b)(6). Since its formation, Prime has sold or caused the sale of no more than [FOUR] outlets.

39. Prime's federal income tax returns (which includes Finance, Finance II, Finance III and Finance IV) and those of Prime Partnership, each Prime Property Partnership, the Finance Partnership, the Services Partnership and the Services Corporation have been timely filed and all such returns accurately portray the respective incomes of all such entities in every material respect. The copies of the federal income tax returns provided to Winston & Strawn accurately reflect the tax returns that have been or will be filed with the Service. Prime has maintained all records and files necessary to comply with the requirements of the Code and the regulations promulgated thereunder (including without limitation Treasury Regulations section 1.856-4), and New Prime will take all measures within its control to continue to maintain all records and files in accordance with the requirements of the Code and the regulations.

40. Prime, New Prime and Prime Partnership have filed, or will file, all of their respective federal income and information tax returns for the taxable year ended December 31, 1994 and all subsequent taxable years, and have caused, and will cause, Castle Rock Factory Shops Partnership and/or any direct or indirect subsidiary entity of any of the foregoing to file all of their respective federal income and informational tax returns for the taxable year ended December 31, 1994, and all subsequent taxable years, in a manner consistent with the position taken by Colorado Factory Shops Limited Partnership on its federal income and informational tax returns for the taxable year ended December 31, 1993 regarding the accrual for the taxable year ended December 31, 1993 of all amounts payable under that certain Development Agreement, dated July 26, 1991, by and between the Town of Castle Rock and Colorado Factory Shops Limited Partnership, as amended by a First Amendment, dated February 13, 1992, a Second Amendment, dated March 5, 1992, and a Third Amendment, dated April 9, 1992, and a Fourth Amendment, dated April 16, 1992.

41. Amounts received, or to be received by the Arizona Factory Shops Partnership from the City of Phoenix, Arizona in exchange for storm drain land and storm drain improvements represent payment only for such properties as determined after arm's-length negotiations.

42. All agreements by Prime, Prime Partnership and any Prime Affiliate, with respect to property management fees, development fees, construction management fees, leasing commissions or similar fees or payments, were negotiated at arm's-length, and the amount of such fees and payments represent reasonable amounts for the services rendered.

43. All annual amounts that Prime, New Prime, Prime Partnership, each Prime Property Partnership, the Finance Partnership, the Services Partnership, Finance, Finance II, Finance III and Finance IV receive, or will receive, under leases, contracts, or other agreements with state or local governments or agencies or instrumentalities thereof and which Prime takes the position are excludible from gross income for federal income tax purposes under Code section 103 are no more than .25% of Prime's or Prime Partnership's total annual income. All other leases, contracts or other agreements with state or local governments or agencies or instrumentalities thereof pursuant to which Prime directly or indirectly receives money or other property are entered into for the purpose of providing Prime an abatement of real estate property taxes and such money or other property are included in Prime's gross income. Further, New Prime will take all appropriate measures to ensure that the statements contained in this representation 43 remain accurate.

44. Prime (i) has not received any letter, notice or other written or oral transmittal from the Service regarding its status as a REIT; (ii) has not received any opinion of counsel or letter from its accountants that indicates it may not qualify as a REIT; and (iii) is not currently undergoing an audit by the Service.

45. At least 75% in value of Prime's total assets, including assets held through partnerships in which it holds an interest or through Finance, Finance II, Finance III and Finance IV has at all times consisted of assets of the following types:

       (A)     land or interests therein;

       (B) buildings, including wiring, plumbing systems, elevators, escalators and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

       (C) loans (including accrued interest thereon) directly secured by a duly recorded mortgage on real property of the type described in (A) or (B) above;

       (D) cash and cash items, including cash on hand, time and demand deposits with financial institutions and receivables arising in the ordinary course of Prime's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements and other similar instruments;

       (E) securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificate of deposit for any of the foregoing; and

       (F) only during the one year period commencing on the date new capital is received, stock or debt instruments sold to the public attributable to the temporary investment of such new capital.

       New Prime intends to take all measures within its control to ensure that in the current taxable year and all future taxable years, at least 75% in value of its total assets will consist of the assets identified in clauses (A) through (F) of this paragraph.

46. At no time has more than 25% in value of Prime's total assets been represented by, and New Prime intends to take all measures within its control to ensure that at no time in the future will more than 25% in value of Prime's total assets be represented by, securities other than those described in paragraph 45 above;

47. Prime has not owned, and New Prime intends to take all measures within its control to ensure that it will not own, at the end of any calendar quarter securities in any corporate issuer (other than Finance, Finance II, Finance III, Finance IV or a future wholly-owned corporation whose stock is entirely owned by New Prime) that either (A) represent in excess of 10% of the outstanding voting securities of any such issuer or
       (B) have an aggregate value in excess of 5% of the value of the total assets of Prime or New Prime as determined in accordance with Treasury Regulations section 1.856-2(d)(2). For the purposes of this representation, Prime and New Prime will be treated as owning their pro rata share (based on its capital interest) of all securities held by partnerships in which it holds an interest. Prime and New Prime understand that for the purposes of this representation they are entitled to take into consideration the provision of Code section 856(c)(5) allowing a 30 day period to correct any failure to comply with this representation as the result of any acquisition of a security during the calendar quarter.

48. Except as provided in paragraph 33 above, Prime has taken, and New Prime intends to take, all actions within their control to ensure that all properties currently held and which may later be held by Prime, New Prime, Prime Partnership, any Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV are held for investment purposes and not as (A) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (B) property held primarily for sale to customers in the ordinary course of business.

49. Prime has furnished Winston & Strawn with access to all leases for properties in which Prime directly or indirectly holds an ownership interest.

50. New Prime will furnish to Winston & Strawn with access to all leases for properties in which New Prime directly or indirectly holds an ownership interest.

51. Prime has furnished Winston & Strawn with accurate copies of all its audited financial statements, including the opinion of its public accountants. Copies of all documents furnished by Prime to Winston & Strawn have conformed to the originals.

52. Prime has taken, and New Prime intends to take, all necessary actions within its control to ensure that, Prime, New Prime, Prime Partnership, each Prime Property Partnership, the Finance Partnership, Finance, Finance II, Finance III and Finance IV revalue their assets at the end of each quarter of each taxable year in which securities or other property are acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of Prime's or New Prime's various investments and the requirements of Code section

       856(c)(5) to the extent attributable in whole or in part to acquisitions during such quarter.

53. For each of its 1994, 1995, 1996, 1997 and the Short Period Year taxable years, Prime has distributed to shareholders within each taxable year or within 30 days after the end of each taxable year for which a distribution is declared and payable to shareholders of record prior to the end of such taxable year 95% of its real estate investment trust taxable income as such term is defined in Code section 857(b)(2). (For purposes of the foregoing statement with respect to the Short Period Year taxable year, Prime meets this 95% distribution requirement even if the Prime Special Distribution is not taken into account.) Prime and New Prime intend to take all actions within its control that are necessary to ensure the distribution requirements of Code section 857 are satisfied for the current taxable year and all future taxable years.

54. Prime has distributed currently for each of 1994, 1995, 1996, 1997 and the Short Period Year an amount at least equal to the sum of the following: (i) 85% of Prime's ordinary income for such taxable year,
       (ii) 95% of Prime's capital gain net income for such taxable year, and
       (iii) any undistributed ordinary income or capital gain net income from prior taxable years. (For purposes of the foregoing statement with respect to the Short Period Year taxable year, Prime meets this distribution requirement even if the Prime Special Distribution is not taken into account.) New Prime intends to take all necessary actions within its control to ensure that this requirement will be met in the current taxable year and all future taxable years.

55. All distributions have been made, and will in the future be made, in accordance with the terms of Prime's Amended and Restated Articles of Incorporation, as amended or New Prime's Articles of Incorporation, as the case may be.

56. Prime has complied with the requirements of Code section 857(a)(2) and Treasury Regulations sections 1.857-8 and 1.857-9 (relating to records to be maintained concerning stock ownership and information required to be requested from shareholders of Prime who own greater than the applicable ownership percentage in such regulations). Prime intends to take all actions necessary within its control to ensure that such requirements are satisfied in the current taxable year and all future taxable years.

57. With respect to the New Prime Series B Preferred Shares, New Prime does not have any present plan or intention to exercise its option to redeem the Convertible Preferred Stock before [MARCH 31, 1999].

58. Prime Partnership, the Prime Property Partnerships, Prime Retail Finance Limited Partnership (the "Finance Partnership") and Prime Retail Services Limited Partnership (the "Services Partnership") were formed, have been operated, and intend to continue to operate, in reasonable anticipation of making an economic profit, not taking into account any federal income tax benefits. The respective general partner of each of these partnerships acts for its own account and not as an agent or dummy of the limited partners.

59.            Prime currently owns [   ]% of the Common Units of Prime
       Partnership, [  ]% of the Preferred Units, and [   ]% of the Convertible
       Preferred Units.  Upon consummation of the transactions contemplated in
       the Joint Proxy and the Merger Agreement, New Prime will own [   ]% of
       the Common Units of Prime Partnership, [   ]% of the Preferred Units,
       and [   ]% of the Convertible Preferred Units.  Prime currently has
       approximately $[   ] in net assets and New Prime does not intend to
       significantly reduce its net assets in the foreseeable future.

60. None of the partnership interests in Prime Partnership, any Prime Property Partnership, the Finance Partnership or the Services
       Partnership (i) are currently traded or will be traded on any securities exchange or any local or over-the-counter market (or other interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers) or (ii) are registered or will be registered under the Securities Act of 1933 (other than Prime
       Partnership Units). At no time has there been or will there be more than 500 partners in each of Prime Partnership, each Prime Property Partnership formed prior to January 1, 1996, the Finance Partnership and the Services Partnership (determined by treating each person who indirectly owns an interest in Prime Units through a partnership, grantor trust or S corporation as a separate partner). At no time has there been or will there be more than 100 partners in each Prime
       Property Partnership formed after December 31, 1995. None of Prime Partnership, any Prime Property Partnership, the Finance Partnership and the Services Partnership have ever received any formal or informal notice from the Internal Revenue Service (the "Service") indicating that an examination is underway or will be made.

61. The Prime Special Distribution will be paid from internal funds or from proceeds from the [Nomura loan secured by Prime unlevered properties as described in the letter agreement between Prime and Nomura Asset Capital Corporation dated March 6, 1998] deposited with [the stock transfer/paying agent] prior to the Mergers. Although Prime will borrow some or all of the funds necessary to make the Prime Special Distribution, Prime will be able to do so based on its assets and financial condition prior to Closing. Consequently, New Prime will not need Horizon or Sky Merger assets or operations to repay the amounts attributable to the Prime Special Distribution.

62. The Corporate Merger, Partnership Merger and other transactions described in the Joint Proxy are being effected for bona fide business reasons as articulated in such Joint Proxy.

63. None of the compensation received by any shareholder-employee of Prime will be separate consideration for, or allocable to, any of his or her Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares or Prime Series C Preferred Shares. The compensation paid to any shareholder-employee of Prime will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received by any shareholder-employee of Prime will be in exchange for, or in consideration of, services rendered to Prime, Prime Partnership or any Prime Affiliate by such shareholder-employee.

64. Prime is familiar with the two Officer's Certificates given to Winston & Strawn by Horizon dated _________, 1998 regarding the Corporate Merger, the Reincorporation Merger, the status of each of Horizon as a REIT, and Horizon Partnership and each subsidiary of Horizon Partnership, formed under relevant state law as a partnership, joint venture or limited liability company, as a partnership for federal income tax purposes. To the extent any of the representations in such Certificates relate to the future operations of New Prime as successor to Sky Merger, New Prime will abide by such representations made by Sky Merger.

65. To the extent any of the foregoing representations relate to the future operations of New Prime, unexpected events may cause a deviation from one or more of the intended operating principles set forth herein, and in such case, New Prime, if it takes actions inconsistent with the business plan reflected in such representations, intends to do so in a manner to preserve in all events the status of New Prime as a REIT under the Code.


               IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of Prime, Prime Partnership, the Prime Affiliates, New Prime and the New Prime Affiliates this ___th day of _____, 1998.


                                        PRIME RETAIL, Inc.


                                        By:  ______________________________
                                        Its: Senior Vice President--
                                             General Counsel and Secretary